Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for First Quarter 2016 and

Reaffirms Full Year 2016 Guidance

CONCORD, NC (April 27, 2016) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported first quarter 2016 total revenues of $83.2 million and net income of $861,000 or $0.02 per diluted share. These results were within management’s expectations, and SMI reaffirmed its full year 2016 earnings guidance of $0.90 to $1.10 per diluted share as further described below.

Management believes many of the Company’s revenue categories continue to be negatively impacted by economic conditions, including underemployment and absence of a stronger middle class economic recovery, certain currency exchange rates and high food and health-care costs. Management also believes admissions and certain event related revenues were negatively impacted by poor weather surrounding the NASCAR Sprint Cup racing event held at Las Vegas Motor Speedway in the first quarter 2016.

First Quarter Comparison:
●	Charlotte Motor Speedway held one major NHRA racing event in the first quarter 2015 that is being held in the second quarter 2016
●	Total revenues were $83.2 million in 2016 compared to $85.3 million in 2015
●	After tax loss on early debt redemption and refinancing of $5.3 million or $0.13 per diluted share in 2015
●	After tax interim interest expense associated with early debt redemption of $1.1 million or $0.03 per diluted share in 2015
●	Net income was $861,000 or $0.02 per diluted share in 2016 compared to a net loss of $4.4 million or $0.11 per diluted share in 2015
●	Non-GAAP net income was $861,000 or $0.02 per diluted share in 2016 compared to $1.9 million or $0.05 per diluted share in 2015

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended March 31:
	2016	2015
Net income (loss) using GAAP	$861	$(4,399)
Loss on early debt redemption and refinancing	--	5,266
Interim interest expense	--	1,062
Non-GAAP net income	$861	$1,929

Consolidated diluted earnings (loss) per share using GAAP	$0.02	$(0.11)
Loss on early debt redemption and refinancing	--	0.13
Interim interest expense	--	0.03
Non-GAAP diluted earnings per share	$0.02	$0.05

Significant 2016 First Quarter Racing Events

●	Atlanta Motor Speedway - NASCAR Folds of Honor QuikTrip 500 Sprint Cup, Heads Up Georgia 250 Xfinity and Great Clips 200 Camping World Truck Series racing events
●	Las Vegas Motor Speedway - NASCAR Kobalt 400 Sprint Cup and Boyd Gaming 300 Xfinity Series racing events

2016 Earnings Guidance

The Company reaffirmed that first quarter 2016 results are consistent with its previous full year 2016 earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. Potential higher fuel, health-care and food costs, and continued underemployment could significantly impact our future results.

Dividends and Stock Repurchase Program

On February 17, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, which was paid on March 18, 2016 to shareholders of record as of March 1, 2016. On April 19, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million payable on June 6, 2016 to shareholders of record as of May 16, 2016. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the first quarter 2016, the Company repurchased 61,000 shares of common stock for approximately $1.1 million under its stock repurchase program. As of March 31, 2016, the total number of shares available for future repurchase as currently authorized is 633,000.

Comments

“SMI’s first quarter 2016 results were within our expectations, notwithstanding the ‘unusual’ poor weather surrounding our NASCAR Sprint Cup race at Las Vegas Motor Speedway,” stated Marcus G. Smith, Chief Executive Officer and President of Speedway Motorsports. “Our year-over-year revenues and results reflect moving one of Charlotte Motor Speedway’s major NHRA racing events to the second quarter of 2016, currency exchange rates that continue to negatively impact sales to our Canadian customers, and declines in certain non-core revenues. Many of our event related revenue categories are reflecting stabilizing or improving trends, particularly track rental, driving school and radio broadcasting revenues. Most of our 2016 NASCAR event sponsorships, and many for 2017 and beyond, are already sold and interest in our promotional activities and facilities use is growing. Notwithstanding lower gas prices, the improving economy has not reached many of our core and targeted fans. Many continue to struggle with underemployment and increased costs for basic necessities. As such, SMI has lowered or maintained reduced ticket and food and beverage concession prices for many of our 2016 events.

“NASCAR’s ongoing improvements to our sport are clearly paying off with increased racing competition, fan entertainment and appeal. The media coverage and event broadcasting by NBC Sports Group and FOX Sports Media Group has been outstanding, and just keeps getting better and better. SMI, NASCAR and the broadcasting powerhouses are working harder than ever, individually and collectively, to win over younger and first-time fans, families and our sport’s largely untapped demographic markets. We strongly believe that SMI’s steadfast commitment to delivering unsurpassed motorsports entertainment and value, along with these combined efforts to capture the next generation of race fans, provide us with strong prospects for renewed growth and profitability.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “SMI is well positioned for long-term growth. We continue to successfully execute our strategic initiatives, including ongoing debt reduction and restrained capital spending. We have very substantial long-term contracted revenue streams such as the ten-year NASCAR broadcasting agreements through 2024, and many multi-year sponsorship and other marketing agreements. SMI’s management team continues our enduring history of innovating marketing and industry firsts. We now have three of the world’s largest high-definition video boards at our Bristol, Charlotte and Texas Motor Speedways, are installing new higher-end leader boards at several of our speedways, and are nearing completion of installing new distributed antenna systems for high-speed wireless performance and connectivity options at all of our speedways. Our focus is providing our fans with entertainment and high-end customer service choices that cannot be duplicated at home or other venues, all for their highest possible enjoyment and value.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-201-0168 (US / Canada / toll-free) or 647-788-4901 (international). The reference number is 97140045. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three Months Ended March 31, 2016 and 2015

(In thousands except per share amounts)

	Three Months Ended
STATEMENT OF OPERATIONS DATA	3/31/2016	3/31/2015

Revenues:
Admissions	$15,439	$18,752
Event related revenue	21,730	22,270
NASCAR broadcasting revenue	37,447	36,319
Other operating revenue	8,560	7,933
Total Revenues	83,176	85,274
Expenses and Other:
Direct expense of events	13,060	14,870
NASCAR event management fees	22,298	21,619
Other direct operating expense	5,589	4,838
General and administrative	24,074	23,091
Depreciation and amortization	13,371	13,335
Interest expense, net	3,339	6,257
Loss on early debt redemption and refinancing	-	8,372
Other expense (income), net	68	(390)
Total Expenses and Other	81,799	91,992
Income (Loss) Before Income Taxes	1,377	(6,718)
(Provision) Benefit for Income Taxes	(516)	2,319
Net Income (Loss)	$861	$(4,399)

Basic Earnings (Loss) Per Share	$0.02	$(0.11)
Weighted average shares outstanding	41,227	41,338

Diluted Earnings (Loss) Per Share	$0.02	$(0.11)
Weighted average shares outstanding	41,244	41,376

Major NASCAR-sanctioned Events Held During Period	4	4

Certain Race Schedule Changes:

• Charlotte Motor Speedway held one major National Hot Rod Association racing event in the first quarter 2015 that is being held in the second quarter 2016

• Poor weather resulted in delaying the start of the NASCAR Sprint Cup race held at Las Vegas Motor Speedway in the first quarter 2016

BALANCE SHEET DATA	3/31/2016	12/31/2015

Cash and cash equivalents	$79,273	$82,010
Total current assets	156,867	142,886
Property and equipment, net	1,028,192	1,019,650
Goodwill and other intangible assets, net	345,736	345,736
Total assets	1,561,487	1,539,197

Deferred race event and other income, net	92,306	57,549
Total current liabilities	138,770	108,369
Credit facility borrowings (all term loan)	118,000	120,000
Total long-term debt	319,206	321,383
Total liabilities	782,894	754,357
Total stockholders' equity	778,593	784,840